EXHIBIT 5.1

Ropes & Gray LLP

One International Place

Boston, MA 02110

May 24, 2007

Atlas Air Worldwide Holdings, Inc.

2000 Westchester Avenue

Purchase, NY 10577

Re: Atlas Air Worldwide Holdings, Inc. Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Atlas Air Worldwide Holdings, Inc. (the “Registrant”), a Delaware corporation, in connection with the Registrant’s Registration Statement on Form S-8. The Registration Statement is to be filed with the Securities and Exchange Commission and relates to the registration under the Securities Act of 1933, as amended, of 628,331 Common Shares, par value $.01 per share (the “Shares”), in connection with the Atlas Air Worldwide Holdings, Inc. 2007 Incentive Plan (the “Plan”).

We are familiar with the Registration Statement and the Plan, and we have examined the Registrant’s Certificate of Incorporation, and the Registrant’s By-Laws. We have also examined such other documents, instruments, certificates and corporate records as we considered necessary for purposes of this opinion, and have assumed that the signatures on all documents examined by us are genuine.

Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plan and the consideration therefore received by the Registrant will be authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP